                                                                    EXHIBIT 99.1

                   INDEX TO UNAUDITED PRO FORMA FINANCIAL DATA


                                                                                                              PAGE
                                                                                                              ----
Basis of Presentation ....................................................................................     P-2

Pro Forma Consolidated Statement of Operations for the years ended:

   December 31, 1999 .....................................................................................     P-3

   December 31, 2000 .....................................................................................     P-4

Notes to Unaudited Pro Forma Financial Data ..............................................................     P-5

Computation of Pro Forma Earnings to Fixed Charges Ratios ................................................    P-12

                       UNAUDITED PRO FORMA FINANCIAL DATA

                              BASIS OF PRESENTATION


       The following unaudited pro forma financial data for DeCrane Aircraft Holdings, Inc. is based on our historical consolidated financial statements, adjusted to reflect our acquisitions of Carl F. Booth & Co. and ERDA, Inc. during the year ended December 31, 2000, as required by Securities and Exchange Commission rules. In addition, the pro forma financial data is also adjusted to reflect three other less significant acquisitions we completed during 2000.

       Supplementally, we have also provided unaudited pro forma data for the year ended December 31, 1999. The 1999 pro forma data is adjusted to reflect our 2000 acquisitions and our 1999 PATS, Precision Pattern, Custom Woodwork, PCI NewCo., International Custom Interiors and Infinity acquisitions.

       Our 1999 and 2000 acquisitions are described in the notes accompanying our financial statements. Unaudited pro forma consolidated statements of operations are presented for each of the years in the two-year period ended December 31, 2000. The statements reflect our acquisitions as if they had occurred as of January 1, 1999. All of our 1999 and 2000 acquisitions had occurred by December 31, 2000 and are therefore reflected in our historical balance sheet as of that date.

       The pro forma adjustments are based upon available information and assumptions management believes are reasonable under the circumstances. The unaudited pro forma financial data and accompanying notes should be read in conjunction with our historical audited financial statements and related notes and the historical audited financial statements and related notes of the companies we have acquired and filed with the Securities and Exchange Commission on Forms 10-K and 8-K. The pro forma financial data does not purport to represent what our actual results of operations or actual financial position would have been if the transactions described above in fact occurred on such dates or to project our results of operations or financial position for any future period or date.

                       UNAUDITED PRO FORMA FINANCIAL DATA

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999


                                                             HISTORICAL RESULTS
                                                          ------------------------
                                                            DECRANE     COMPANIES   ACQUISITION
                                                          AIRCRAFT (1) ACQUIRED (2) ADJUSTMENTS        PRO FORMA
                                                          -----------  -----------  -----------       -----------
                                                                           (DOLLARS IN THOUSANDS)
Revenues ..............................................   $   244,048  $    94,384  $    (2,890) (3)  $   335,542
Cost of sales .........................................       165,871       66,091       (2,890) (4)      229,072
                                                          -----------  -----------  -----------       -----------

   Gross profit .......................................        78,177       28,293           --           106,470

Selling, general and administrative expenses ..........        40,157       11,692       (3,769) (5)       48,080
Amortization of intangible assets .....................        13,073          363        4,404  (6)       17,840
                                                          -----------  -----------  -----------       -----------

   Operating income ...................................        24,947       16,238         (635)           40,550

Interest expense ......................................        27,918        1,084       10,519  (7)       39,521
Other expenses (income), net...........................           447          (54)          --               393
                                                          -----------  -----------  -----------       -----------

Income (loss) before provision for income taxes .......        (3,418)      15,208      (11,154)              636
Provision for income taxes (benefit) ..................           952         (457)       2,162  (8)        2,657
                                                          -----------  -----------  -----------       -----------

Net income (loss) .....................................        (4,370)      15,665      (13,316)           (2,021)

Accrued preferred stock dividends and
   redemption value accretion .........................            --           --       (4,714) (9)       (4,714)
                                                          -----------  -----------  -----------       -----------

Net income (loss) applicable to
   common stockholder .................................   $    (4,370) $    15,665  $   (18,030)      $    (6,735)
                                                          ===========  ===========  ===========       ===========



          See accompanying Notes to Unaudited Pro Forma Financial Data.

                       UNAUDITED PRO FORMA FINANCIAL DATA

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000


                                                             HISTORICAL RESULTS
                                                          ------------------------
                                                            DECRANE     COMPANIES   ACQUISITION
                                                          AIRCRAFT (1) ACQUIRED (2) ADJUSTMENTS        PRO FORMA
                                                          -----------  -----------  -----------       -----------
                                                                           (DOLLARS IN THOUSANDS)
Revenues ..............................................   $   347,379  $    25,512  $    (1,307) (3)  $   371,584
Cost of sales .........................................       232,048       17,388       (1,936) (4)      247,500
                                                          -----------  -----------  -----------       -----------

Gross profit ..........................................       115,331        8,124          629           124,084

Selling, general and administrative expenses ..........        45,394        4,994       (2,659) (5)       47,729
Amortization of intangible assets .....................        17,948          171        1,237  (6)       19,356
                                                          -----------  -----------  -----------       -----------

Operating income ......................................        51,989        2,959        2,051            56,999

Interest expense ......................................        41,623          608          617  (7)       42,848
Other expenses, net ...................................           482           --           --               482
                                                          -----------  -----------  -----------       -----------

Income before provision for income taxes ..............         9,884        2,351        1,434            13,669
Provision for income taxes (benefit) ..................         6,282         (308)       2,338  (8)        8,312
                                                          -----------  -----------  -----------       -----------

Net income ............................................         3,602        2,659         (904)            5,357

Accrued preferred stock dividends and
   redemption value accretion .........................        (2,274)          --       (3,162) (9)       (5,436)
                                                          -----------  -----------  -----------       -----------

Net income (loss) applicable to
   common stockholder .................................   $     1,328  $     2,659  $    (4,066)      $       (79)
                                                          ===========  ===========  ===========       ===========



          See accompanying Notes to Unaudited Pro Forma Financial Data.

                       UNAUDITED PRO FORMA FINANCIAL DATA

                   NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

(1) Reflects our historical consolidated results of operations for the years ended December 31, 1999 and 2000 derived from our historical audited financial statements.

(2) Reflects the historical results of operations of companies we acquired that are not included in our historical results. The results of operations for the companies we acquired are for the periods from the beginning of the period presented to the dates indicated below. For periods subsequent to those dates, their respective results of operations are included in our historical results.

                       COMPANY ACQUIRED                            REFLECTS PRO FORMA HISTORICAL RESULTS THROUGH
       ----------------------------------------------------    ----------------------------------------------------
       1999 ACQUISITIONS
       PATS                                                    January 21, 1999
       Precision Pattern                                       April 22, 1999
       Custom Woodwork & Plastics                              August 4, 1999
       PCI NewCo                                               October 5, 1999
       International Custom Interiors                          October 7, 1999
       Infinity                                                December 16, 1999

       2000 ACQUISITION
       Carl Booth                                              May 1, 2000
       ERDA                                                    June 30, 2000

       Tables summarizing the acquired companies' results of operations for the years ended December 31, 1999 and 2000 appear below.

                                                      TOTAL                           2000 ACQUISITIONS
                                                      1999         CARL      --------------------------------------
       YEAR ENDED DECEMBER 31, 1999                ACQUISITIONS    BOOTH       ERDA (a)    OTHERS (b)      TOTAL
       ----------------------------                -----------  -----------  -----------  -----------   -----------
                                                                        (DOLLARS IN THOUSANDS)
       Revenues .................................  $    52,834  $    13,757  $    21,476  $     6,317   $    94,384
       Cost of sales ............................       36,440       10,163       16,783        2,705        66,091
                                                   -----------  -----------  -----------  -----------   -----------

       Gross profit .............................       16,394        3,594        4,693        3,612        28,293

       Selling, general and administrative
         Expenses ...............................        5,324        1,237        2,270        2,861        11,692
       Amortization of intangible assets ........          124           --          239           --           363
                                                   -----------  -----------  -----------  -----------   -----------

       Operating income .........................       10,946        2,357        2,184          751        16,238

       Interest expense (income) ................          152          (65)         997           --         1,084
       Other income, net ........................          (29)         (25)          --           --           (54)
                                                   -----------  -----------  -----------  -----------   -----------

       Income before provision for
         income taxes ...........................       10,823        2,447        1,187          751        15,208

       Provision for income taxes (benefit) .....         (827)          --          389          (19)         (457)
                                                   -----------  -----------  -----------  -----------   -----------

       Net income ...............................  $    11,650  $     2,447  $       798  $       770   $    15,665
                                                   ===========  ===========  ===========  ===========   ===========

--------------------------
       (a) Excludes the operating results of ERDA's majority owned subsidiary not acquired.

       (b) Reflects our acquisition of Coltech and two product lines during 2000.

                       UNAUDITED PRO FORMA FINANCIAL DATA


                                                                     1999 ACQUISITIONS
                                        ---------------------------------------------------------------------------
                                                               CUSTOM                 INT'L
       YEAR ENDED DECEMBER 31, 1999                PRECISION    WOOD       PCI       CUSTOM
       (CONTINUED)                        PATS      PATTERN     WORK      NEWCO.    INTERIORS  INFINITY     TOTAL
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS)
       Revenues ......................  $     451  $  12,757  $   4,972  $   6,692  $   4,753  $  23,209  $  52,834
       Cost of sales .................      1,229      8,435      2,203      4,747      3,057     16,769     36,440
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------

       Gross profit (loss) ...........       (778)     4,322      2,769      1,945      1,696      6,440     16,394

       Selling, general and
         administrative expenses .....        611        944        262        520        492      2,495      5,324
       Amortization of intangible
         assets ......................         --        124         --         --         --         --        124
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------

       Operating income (loss) .......     (1,389)     3,254      2,507      1,425      1,204      3,945     10,946

       Interest expense (income) .....         23        127        (11)        (2)       (19)        34        152
       Other expenses (income), net ..         11        (33)        --         (3)        (4)        --        (29)
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------

       Income (loss) before
         provision for income
         taxes .......................     (1,423)     3,160      2,518      1,430      1,227      3,911     10,823

       Provision for income
         taxes (benefit) .............     (1,244)        --         --         --        417         --       (827)
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------

       Net income (loss) .............  $    (179) $   3,160  $   2,518  $   1,430  $     810  $   3,911  $  11,650
                                        =========  =========  =========  =========  =========  =========  =========


                                                                                 2000 ACQUISITIONS
                                                                ---------------------------------------------------
                                                                CARL BOOTH     ERDA (a)   OTHERS (b)      TOTAL
                                                                -----------  -----------  -----------   -----------
                                                                              (DOLLARS IN THOUSANDS)
       Revenues ..............................................  $     5,983  $    14,354  $     5,175   $    25,512
       Cost of sale ..........................................        3,110       11,984        2,294        17,388
                                                                -----------  -----------  -----------   -----------

       Gross profit ..........................................        2,873        2,370        2,881         8,124

       Selling, general and administrative expenses ..........          588        2,499        1,907         4,994
       Amortization of intangible assets .....................           --          171           --           171
                                                                -----------  -----------  -----------   -----------

       Operating income (loss) ...............................        2,285         (300)         974         2,959

       Interest expense (income) .............................          (33)         641           --           608
                                                                -----------  -----------  -----------   -----------

       Income (loss) before provision for income taxes .......        2,318         (941)         974         2,351

       Provision for income taxes (benefit) ..................           --         (308)          --          (308)
                                                                -----------  -----------  -----------   -----------

       Net income (loss) .....................................  $     2,318  $      (633) $       974   $     2,659
                                                                ===========  ===========  ===========   ===========

------------------------
       (a) Excludes the operating results of ERDA's majority owned subsidiary not acquired.

       (b) Reflects our acquisition of Coltech and two product lines during 2000.

                       UNAUDITED PRO FORMA FINANCIAL DATA

   (3) Reflects the elimination of intercompany sales.

   (4) Reflects a net decrease in cost of sales attributable to the follow:


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                          -------------------------
                                                                                              1999         2000
                                                                                          -----------   -----------
                                                                                            (DOLLARS IN THOUSANDS)
       Elimination of intercompany sales ...............................................  $    (2,890)  $    (1,307)
       Reorganization of manufacturing process (a)......................................           --          (529)
       Reversal of intercompany profit in inventory (b) ................................           --          (100)
                                                                                          -----------   -----------
           Decrease in cost of sales....................................................  $    (2,890)  $    (1,936)
                                                                                          ===========   ===========

------------------------

       (a) Reflects costs incurred, subsequent to the acquisition date, for a reorganization of the manufacturing process at ERDA. We planned for the reorganization prior to acquisition and began implementing the plan immediately after acquisition. The reorganization was completed during 2000.

       (b) Eliminated in our historical results.

   (5) Reflects the net decrease in selling, general and administrative expenses attributable to the following:


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                          -------------------------
                                                                                              1999         2000
                                                                                          -----------   -----------
                                                                                            (DOLLARS IN THOUSANDS)
       Bonuses and employment contract termination expenses (a) ........................  $    (3,031)  $    (1,708)
       Acquisition related expenses (b) ................................................         (716)         (951)
       Other, net (c) ..................................................................          (22)           --
                                                                                          -----------   -----------
         Decrease in selling, general and administrative expenses ......................  $    (3,769)  $    (2,659)
                                                                                          ===========   ===========

----------------------------

       (a) Reflects a reduction in expenses attributable to employment contract termination expenses and nonrecurring bonuses awarded prior to, and in anticipation of, our acquisitions of PATS, Infinity and Coltech.

       (b) Reflects a reduction for non-capitalizable acquisition expenses incurred by PATS, Infinity and ERDA on behalf of their stockholders related to their respective acquisitions by us.

       (c) Reflects cost savings attributable to employee benefit plans implemented at the companies we acquired.

                       UNAUDITED PRO FORMA FINANCIAL DATA

   (6) Reflects the net increase in amortization expense pertaining to the amortization of goodwill and other intangible assets related to the companies we have acquired as follows:


                                                                 INTANGIBLE    ESTIMATED    YEAR ENDED DECEMBER 31,
                                                                    ASSET       USEFUL    -------------------------
                                                                   AMOUNT      LIFE (a)       1999         2000
                                                                -----------   ----------- -----------   -----------
                                                                              (DOLLARS IN THOUSANDS)
       Elimination of predecessor basis
         amortization (b).....................................                            $      (363)  $      (171)
       Amortization attributable to companies acquired (c):
         Goodwill ............................................  $   152,543           30        3,031           675
         FAA certifications ..................................       15,425           15          906           448
         Customer contracts ..................................        8,390            7          100            --
         Engineering drawings ................................        5,482           15          216            95
         Assembled workforce .................................        4,980            7          514           190
                                                                                          -----------   -----------
           Net increase in amortization expense ..............                            $     4,404   $     1,237
                                                                                          ===========   ===========

--------------------------

       (a) Amortized on a straight-line basis over the respective estimated useful lives.

       (b) Reflects the elimination of amortization expense recorded by Precision Pattern and ERDA for periods prior to their acquisition.

       (c) Reflects adjustments for all of our 1999 and 2000 acquisitions from the beginning of the period presented to their respective acquisition dates; subsequent to those dates, amortization expense is included in our historical results.

   (7) Reflects the net increase in interest expense, including deferred financing cost amortization and commitment fees, as a result of our 1999 and 2000 acquisitions as if they all had occurred on January 1, 1999.

       The components of pro forma interest expense are summarized in a table on the next page.

                       UNAUDITED PRO FORMA FINANCIAL DATA

       The components of pro forma interest expense are summarized in the table below.

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                          -------------------------
                                                        RATE OR TERM            AMOUNT        1999         2000
                                                 --------------------------  -----------  -----------   -----------
                                                                                     (DOLLARS IN THOUSANDS)
       Senior credit facility (a):
         Revolving credit facilities ..........       LIBOR (b) + 2.75%              (c)  $        84   $        28
         Term facilities:
           Term A .............................       LIBOR (b) + 2.75%              (d)        3,345         3,526
           Term B .............................       LIBOR (b) + 3.5%               (e)       11,930        13,458
           Term D .............................       LIBOR (b) + 4.0%               (f)        8,668         9,717
       Senior subordinated notes ..............            12.00%            $   100,000       12,000        12,000
       Customer advance .......................             7.50%                    (g)          380           247
       Other long-term obligations ............         4.7% to 25.7%                (h)          251         1,042
       Deferred financing cost amortization:
         Senior revolving credit facilities ...          6 years (i)               1,277          213           213
         Senior term facilities:
           Term A .............................          6 years (j)               1,141          343           314
           Term B .............................          7 years (j)               4,211          679           672
           Term D .............................          6 years (j)               3,100          481           477
         Senior subordinated notes ............         10 years (j)               6,317          632           632
       Commitment fees and expenses ...........                                                   515           522
                                                                                          -----------   -----------
           Pro forma interest expense (k) .....                                           $    39,521   $    42,848
                                                                                          ===========   ===========

----------------------------

       (a) Reflects our senior credit facility as amended for all of our 1999 and 2000 acquisitions, as if all events had occurred on January 1, 1999.

       (b) Calculations based on the historical LIBOR rates charged during the respective periods. The weighted average historical LIBOR rates were as follows:

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                            -----------------------
                                                                                              1999           2000
                                                                                            ---------      --------
              Revolving credit facilities ..............................................       5.374%        6.709%
              Term A facility ..........................................................       5.365%        6.582%
              Term B facility ..........................................................       5.369%        6.603%
              Term D facility ..........................................................       5.396%        6.636%

       (c) Reflects revolving credit facility borrowings of $5.8 million at December 31, 1998 plus $2.7 million pro forma additional borrowings as of January 1, 1999 for our 1999 and 2000 acquisitions. The pro forma weighted average borrowings outstanding under the revolving credit facilities were $1.0 million for the year ended December 31, 1999 and $296,000 for the year ended December 31, 2000.

       (d) Reflects Term A facility borrowings of $34.5 million at December 31, 1998 plus $7.5 million pro forma additional borrowings as of January 1, 1999 for our Infinity and Carl Booth acquisitions, reduced by quarterly principal payments of $500,000 on March 31, 1999, $531,000 on June 30 and September 30, 1999 and $1.1 million commencing December 31, 1999. The pro forma weighted average borrowings outstanding under the Term A facility were $41.2 million for the year ended December 31, 1999 and $37.8 million for the year ended December 31, 2000.

                       UNAUDITED PRO FORMA FINANCIAL DATA

       (e) Reflects Term B facility borrowings of $44.9 million at December 31, 1998 plus $90.0 million pro forma additional borrowings as of January 1, 1999 for our PATS and Precision Pattern acquisition, reduced by quarterly principal payments of $163,000 on March 31, 1999 and $338,000 commencing June 30, 1999. The pro forma weighted average borrowings outstanding under the Term B facility were $134.5 million for the year ended December 31, 1999 and $133.2 million for the year ended December 31, 2000.

       (f) Reflects Term D facility pro forma additional borrowings of $92.5 million as of January 1, 1999 for our Infinity and Carl Booth acquisitions and to repay then existing revolving credit facility borrowings as of January 1, 1998, reduced by quarterly principal payments of $100,000 on March 31, 1999 and $231,000 commencing June 30, 1999. The pro forma weighted average borrowings outstanding under the Term D facility were $92.3 million for the year ended December 31, 1999 and $91.4 million for the year ended December 31, 2000.

       (g) Reflects a $5.0 million customer advance related to our PATS acquisition, pro forma as of January 1, 1999, reduced by principal payments of $975,000 on November 30, 1999 and $1.2 million on May 31 and November 30, 2000. The pro forma weighted average advance outstanding was $4.9 million for the year ended December 31, 1999 and $3.2 million for the year ended December 31, 2000.

       (h) Reflects historical interest expense related to capital lease obligations and equipment term debt financing.

       (i) Deferred financing costs are amortized on a straight-line basis over the term of the agreement.

       (j) Deferred financing costs are amortized using the effective interest method.

       (k) A 0.125% change in the interest rates charged on variable rate borrowings would change interest expense and net income (loss) by:


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                          -------------------------
                                                                                              1999         2000
                                                                                          -----------   -----------
                                                                                            (DOLLARS IN THOUSANDS)
               Interest expense.........................................................  $       341   $       343
               Net income (loss)........................................................          207           208

   (8) Represents an increase in the provision for income taxes as a result of reflecting a pro forma provision for income taxes on the income of Precision Pattern, Custom Woodwork, PCI NewCo, Infinity and Carl Booth which were taxed as S Corporations or partnerships prior to their acquisitions, partially offset by a decrease in pro forma taxable income. The effective tax rate differs from the U.S. federal statutory rate primarily due to goodwill amortization related to acquisitions not deductible for income tax purposes and state and foreign income taxes. The difference in effective tax rates between periods is mostly a result the relationship of non-deductible expense to income before taxes.

   (9) Reflects an increase in accrued preferred stock dividends and redemption value accretion. We sold 16% mandatorily redeemable preferred stock and used the proceeds to partially fund the ERDA acquisition.

                       UNAUDITED PRO FORMA FINANCIAL DATA

(10) Supplemental pro forma financial information is as follows:


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                          -------------------------
                                                                                              1999         2000
                                                                                          -----------   -----------
                                                                                            (DOLLARS IN THOUSANDS)
       Net cash provided by (used for):
         Operating activities ..........................................................  $    26,701   $    20,725
         Investing activities ..........................................................     (214,882)      (53,896)
         Financing activities ..........................................................      187,693        33,549
       EBITDA (a) ......................................................................       78,455        89,160
       Depreciation and amortization (b) ...............................................       25,512        29,212
       Capital expenditures:
         Paid in cash ..................................................................        9,283        23,492
         Financed with capital lease obligations .......................................        2,388           109
       Cash interest expense ...........................................................       37,173        40,540
       Ratio of earning to fixed charges (c) ...........................................        1.0x         1.3  x

-------------------------

       (a) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, restructuring and asset impairment charges, acquisition related charges and other noncash and nonoperating charges. EBITDA, as defined, is the primary measurement we use to evaluate our operating groups' performance and is consistent with the manner in which our lenders and ultimate investors measure our overall performance.

           EBITDA is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to income from operations or net income computed in accordance with generally accepted accounting principles, as an indicator of our operating performance, as an alternative to cash flow from operating activities or as a measure of liquidity. The funds depicted by EBITDA are not available for our discretionary use due to funding requirements for working capital, capital expenditures, debt service, income taxes and other commitments and contingencies. We believe that EBITDA is a standard measure of liquidity commonly reported and widely used by analysts, investors and other interested parties in the financial markets. However, not all companies calculate EBITDA using the same method, and the EBITDA numbers we report may not be comparable to EBITDA reported by other companies.

       (b) Reflects depreciation and amortization of plant and equipment, goodwill and other intangible assets. Excludes amortization of deferred financing costs, which are classified as a component of interest expense.

       (c) For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income before income taxes, minority interests in the income of majority-owned subsidiaries, extraordinary items and fixed charges. Fixed charges consist of:

           -  interest, whether expensed or capitalized;

           - amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized; and

           - one-third of rental expenses under operating leases which is considered to be a reasonable approximation of the interest portion of such expense.

                       UNAUDITED PRO FORMA FINANCIAL DATA

            COMPUTATION OF PRO FORMA EARNING TO FIXED CHARGES RATIOS


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                          -------------------------
                                                                                              1999         2000
                                                                                          -----------   -----------
                                                                                            (DOLLARS IN THOUSANDS)
EARNINGS:
Income before provision for income taxes ...............................................  $       636   $    13,669
Minority interest in income of subsidiary with fixed charges ...........................          197           228
Fixed charges ..........................................................................       40,901        44,148
                                                                                          -----------   -----------
     Total earnings ....................................................................  $    41,734   $    58,045
                                                                                          ===========   ===========

FIXED CHARGES:
Interest expense, including amortization of debt discounts
   and issuance costs (1) ..............................................................  $    39,521   $    42,848
Interest component of rentals (2) ......................................................        1,380         1,300
                                                                                          -----------   -----------
     Total fixed charges ...............................................................  $    40,901   $    44,148
                                                                                          ===========   ===========

RATIO OF EARNINGS TO FIXED CHARGES:
Ratio ..................................................................................        1.0x           1.3x
Deficiency .............................................................................  $        --   $        --

---------------------------

(1) None capitalized.

(2) Reflects one-third of rental expense under operating leases considered to represent interest costs.